UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2007

GEORGIA EXPLORATION, INC.
(Exact name of registrant as specified in its charter)

000-52309
(Commission File Number)

Nevada	98-0489324
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

4801 Woodway Drive, Suite 306W, Houston, Texas, 77056
(Address of principal executive offices) (Zip Code)

 (713) 355-7001
Registrant’s telephone number including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Georgia Exploration, Inc., Orbit Energy, LLC, and Wharton Resources LP (wholly owned by Georgia), entered into a Purchase and Sale Agreement dated January 30, 2007 whereby Wharton agreed to purchase all of Orbit’s working interests and associated net revenue interests in certain leases, wells, and equipment located on the Mound Branch Prospect located in Elk County, Kansas (the “Property”), in consideration of $6,800,000 (the “Purchase Price”) less $760,947 for testing and evaluation expenses previously advanced by Wharton to, or on behalf of, Orbit.

Georgia will pay the Purchase Price by issuing Orbit 4,039,053 shares in the common stock of Georgia (the “Shares”) at a deemed price of $1.00 per share and by issuing Orbit a convertible unsecured debenture of Georgia (the “Debenture”) in the principal amount of $2,000,000, bearing simple interest at the rate of 10% per annum payable quarterly in arrears. The principal amount of the Debenture may be converted by the Seller in whole or in part to acquire shares in the common stock of Georgia (the “Debenture Shares”) at the rate of $1.00 per Debenture Share, at any time after twelve months from the Effective Date and before the expiry of thirty-six months from the date of the Effective Date (the “Due Date”). After the Due Date, all unpaid interest and principal on the Debenture become due on demand. The Debenture will provide for customary adjustments to the conversion price and/or the number of shares issuable on conversion following the occurrence of certain events.

The 4,039,053 Shares will be placed in escrow with an escrow agent, and released upon Orbit’s delivery to the escrow agent within 12 months from the closing of the purchase of an independent report assessing the fair value of the purchased assets at no less than the Purchase Price. The amount of the convertible debenture represents the approximate amount of capital investments incurred by Orbit in the acquisition and development of the Property.

Orbit Energy, LLC is a Nevada limited liability company beneficially owned by Wm. Milton Cox the Chief Executive Officer of Georgia and is an affiliate of Bassam Nastat, the President of Georgia, for which he serves as manager. Messrs. Cox and Nastat are also directors of Georgia Exploration.

Item 2.01 Completion of Acquisition or Disposition of Assets

On February 1, 2007, Georgia Exploration completed the acquisition of certain oil and gas leases located in Elk County, Kansas totalling approximately 8,800 acres gross (the “Property”) as well as a working interest and net revenue interest in nine existing well bores that have been drilled on the Property (the “Wells”), and working interests in facilities and equipment (the “Equipment”) on the Property. For all oil and gas leases other than those lease portions associated with the existing drilled wells, Georgia acquired a 100.0% working interest and 74.0% net revenue interest (after Lessor and overriding royalty interests of 26.0%).

Georgia acquired its interest in the Property, Wells and Equipment pursuant to the terms of a purchase and sale agreement described in Item 1.01 herein, and the disclosure in such Item 1.01 is incorporated in its entirety into this Item 2.01 by reference.

Item 3.02 Unregistered Sales of Equity Securities

On February 1, 2007 Georgia Exploration issued 4,039,053 shares of its common stock and a $2,000,000 convertible debenture to Orbit Energy, LLC, as consideration for the acquisition of certain oil and gas interests. The shares were issued pursuant to section 4(2) of the Securities Act of 1933 on the basis of the relationship of the beneficial owners of Orbit being directors and officers of Georgia Exploration. The terms of the convertible debenture are set forth in Item 1.01 above, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed or furnished herewith:

Exhibit 10.1	Purchase and Sale Agreement dated January 30, 2007

Exhibit 10.2	Convertible Debenture dated February 1, 2007

Exhibit 10.3	Assignment of Working Interest in Oil and Gas Wells

Exhibit 10.4	Assignment of Oil and Gas Mineral Leases

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Georgia Exploration, Inc.
Date	February 5 , 2007	(Registrant)

/ s / Bassam Nastat
Bassam Nastat, President